Filed Pursuant to Rule 424(b)(3) and (c)
Registration Number 333-218917

PROSPECTUS SUPPLEMENT NO. 1

(To Reoffer Prospectus dated June 23, 2017)

PETMED EXPRESS, INC.

487,784 shares of Common Stock

This prospectus supplement supplements and amends information contained in the reoffer prospectus dated June 23, 2017 as it relates to the resale by the Selling Security Holders of our common stock. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the reoffer prospectus, including any amendment or supplement thereto.

Investing in shares of our common stock involves risks. See “Risk Factors” beginning on page 6 of the reoffer prospectus dated June 23, 2017.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 29, 2019

SELLING SECURITY HOLDERS

The following table sets forth the names of the Selling Security Holders (and/or the beneficial owners) and the number of shares of common stock beneficially owned by each of them as of the date of this prospectus supplement.

The table below supplements or amends the table of Selling Security Holders contained on pages 13 and 14 of the reoffer prospectus dated June 23, 2017. Where the name of a Selling Security Holder identified in the table below also appears in the table in the reoffer prospectus, the information set forth in the table below regarding that Selling Security Holder supersedes the information in the reoffer prospectus. Information in the table below with respect to beneficial ownership has been furnished by each of the Selling Security Holders. The shares are being registered to permit public secondary trading of the shares, and Selling Security Holders may offer the shares for resale from time to time. The Selling Security Holders listed in the table below may have sold, transferred, otherwise disposed of or purchased, or may sell, transfer, otherwise dispose of or purchase, at any time and from time to time, shares of our common stock in transactions exempt from the registration requirements of the Securities Act or in the open market after the date on which they provided the information set forth in the table below.

Name and Relationship of Selling Security Holder	Number of Shares of Common Stock Beneficially Owned as of November 29, 2019	Maximum Number of Shares of Common Stock Which may be Offered Pursuant to this Offering	Number of Shares of Common Stock Beneficially Owned Assuming Sale of all Shares Offered Hereby	Percentage of Shares of Common Stock Owned Assuming Sale of all Shares Offered Hereby

Menderes Akdag, Chief Executive Officer, President, Director (1)	510,000	200,000	310,000	1.5%
Gian M. Fulgoni, Director (2)	58,900	23,500	35,400	*
Robert C. Schweitzer, Director, Chairman of the Board (3)	95,834	75,500	20,334	*
Ronald J. Korn, Director (4)	83,833	76,500	7,333	*
Frank J. Formica, Director (5)	57,000	57,000	-	*
Leslie C.G. Campbell Director (6)	15,000	15,000	-	*
Bruce S. Rosenbloom, Chief Financial Officer, Treasurer (7)	48,884	47,784	1,100	*

(*) less than 1% of the issued and outstanding shares.

(1)

Mr. Akdag’s holdings include 200,000 shares of which 160,000 shares were issued under the 2006 Employee Equity Compensation Restricted Stock Plan (“2006 Employee Plan”) and 40,000 restricted shares were issued under the 2016 Employee Equity Compensation Restricted Stock Plan (“2016 Employee Plan”)which are subject to forfeiture before July 26, 2020, in the event of termination of employment.

(2)

Mr. Fulgoni’s holdings include 23,500 shares issued under the 2015 Outside Director Equity Compensation Restricted Stock Plan (“2015 Director Plan”), of which 2,500 restricted shares are subject to forfeiture before July 28, 2020, 5,000 restricted shares are subject to forfeiture in one-half increments before July 27, 2020 and 2021, and 7,500 restricted shares are subject to forfeiture in one-third increments before July 26, 2020, 2021, and 2022, in the event of cessation of service as a director.

(3)

Mr. Schweitzer’s holdings include 75,500 shares of which 45,500 shares were issued under the 2006 Outside Director Equity Compensation Restricted Stock Plan (“2006 Director Plan”) and 30,000 shares were issued under the 2015 Director Plan, of which 2,500 restricted shares are subject to forfeiture before July 28, 2020, 5,000 restricted shares are subject to forfeiture in one-half increments before July 27, 2020 and 2021, and 7,500 restricted shares are subject to forfeiture in one-third increments before July 26, 2020, 2021, and 2022, in the event of cessation of service as a director.

(4)

Mr. Korn’s holdings include 76,500 shares of which 46,500 shares were issued under the 2006 Director Plan and 30,000 shares were issued under the 2015 Director Plan, of which 2,500 restricted shares are subject to forfeiture before July 28, 2020, 5,000 restricted shares are subject to forfeiture in one-half increments before July 27, 2020 and 2021, and 7,500 restricted shares are subject to forfeiture in one-third increments before July 26, 2020, 2021, and 2022, in the event of cessation of service as a director.

(5)

Mr. Formica’s holdings include 57,000 shares of which 27,000 shares were issued under the 2006 Director Plan and 30,000 shares were issued under the 2015 Director Plan, of which 2,500 restricted shares are subject to forfeiture before July 28, 2020, 5,000 restricted shares are subject to forfeiture in one-half increments before July 27, 2020 and 2021, and 7,500 restricted shares are subject to forfeiture in one-third increments before July 26, 2020, 2021, and 2022, in the event of cessation of service as a director.

(6)

Ms. Campbell’s holdings include 15,000 shares issued under the 2015 Director Plan, of which 5,000 restricted shares are subject to forfeiture in one-half increments before July 27, 2020 and 2021, and 7,500 restricted shares are subject to forfeiture in one-third increments before July 26, 2020, 2021, and 2022, in the event of cessation of service as a director.

(7)

Mr. Rosenbloom’s holdings include 47,784 shares of which 17,334 shares were issued under the 2006 Employee Plan and 30,450 shares were issued under the 2016 Employee Plan, of which 3,500 restricted shares are subject to forfeiture before July 28, 2020, 7,000 restricted shares are subject to forfeiture in one-half increments before July 27, 2020 and 2021, and 9,450 restricted shares are subject to forfeiture in one-third increments before July 26, 2020, 2021, and 2022, in the event of termination of employment.